Exhibit 21.1

Subsidiaries of the Registrant

Jurisdiction of Incorporation or Organization

BankUnited Financial Corporation owns 100% of:	Florida

BankUnited, FSB which owns 100% of:	Federal

T&D Properties of South Florida, Inc.	Florida

Bay Holdings, Inc.	Florida

CRE Properties, Inc.	Florida

BU, REIT, Inc.	Florida

BU Delaware, Inc.	Delaware

SCG Mortgage Corporation	Delaware

SCG Management Corporation	Delaware

BankUnited Financial Services, Incorporated	Florida

CRE America Corporation	Florida

BankUnited Capital (1)	Delaware

BankUnited Capital II (1)	Delaware

BankUnited Capital III (1)	Delaware

BankUnited Statutory Trust I (1)	Connecticut

BankUnited Statutory Trust II (1)	Connecticut

BankUnited Statutory Trust III (1)	Connecticut

BankUnited Statutory Trust IV (1)	Connecticut

BankUnited Statutory Trust V (1)	Connecticut

BankUnited Statutory Trust VI (1)	Connecticut

BUFC Statutory Trust VII (1)	Delaware

BankUnited Statutory Trust VIII (1)	Delaware

BankUnited Statutory Trust IX (1)	Delaware

BUFC Statutory Trust X (2)	Delaware

(1)

BankUnited Financial Corporation owns 100% of the common stock of BankUnited Capital III, BankUnited Statutory Trust I, BankUnited Statutory Trust II, BankUnited Statutory Trust III, BankUnited Statutory Trust IV, BankUnited Statutory Trust V, BankUnited Statutory Trust VI and BUFC Statutory Trust VII. BankUnited Capital has issued $70 million aggregate liquidation value of its 10 1/4% Trust Preferred Securities, Series B ($1,000 liquidation amount per trust preferred security), which are publicly held. In fiscal 2003, all of the outstanding preferred and common securities of BankUnited Capital II and BankUnited Capital III were redeemed. BankUnited Statutory Trust I has issued $20 million aggregate liquidation value of its Floating Rate Capital Securities ($1,000 liquidation amount per trust preferred security), BankUnited Statutory Trust II has issued $25 million aggregate liquidation value of its Floating Rate Capital Securities ($1,000 liquidation amount per trust preferred security); BankUnited Statutory Trust III has issued $25 million aggregate liquidation value of its Floating Rate Capital Securities ($1,000 liquidation amount per trust preferred security); BankUnited Statutory Trust IV has issued $20 million aggregate liquidation value of its Floating Rate Capital Securities ($1,000 liquidation amount per trust preferred security); BankUnited Statutory Trust V has issued $15 million aggregate liquidation value of its Floating Rate Capital Securities ($1,000 liquidation amount per trust preferred security); BankUnited Statutory Trust VI has issued $17,640,000 aggregate liquidation value of its Floating Rate Capital Securities ($1,000 liquidation amount per trust security); BUFC Statutory Trust VII has issued $15 million aggregate value of its Floating Rate MM Caps SM ($1,000 liquidation amount per trust preferred security); BankUnited Statutory Trust VIII has issued $15 million aggregate liquidation value of its Floating Rate Capital Securities ($1,000 liquidation amount per trust preferred security); and BankUnited Statutory Trust IX has issued $15 million aggregate liquidation value of its Fixed/Floating Rate Capital Securities ($1,000 liquidation amount per trust preferred security). The trust preferred securities issued by BankUnited Statutory Trust I, BankUnited Statutory Trust II, BankUnited Statutory Trust III, BankUnited Statutory Trust IV, BankUnited Statutory Trust V, BankUnited Statutory Trust VI, BUFC Statutory Trust VII, BankUnited Statutory Trust VIII and BankUnited Statutory Trust IX were issued in private placements.

(2)	In October 2006, the Company closed a trust-preferred transaction through a newly formed Delaware trust subsidiary, BUFC Statutory Trust X. BankUnited Financial Corporation owns all of the common stock of BUFC Statutory Trust X which issued $50 million of trust preferred securities, in a private placement.